Exhibit 99.5

FOR IMMEDIATE RELEASE

Investor Contact:	Edward C. English, Vice President, Chief Financial Officer and Treasurer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Announces Kevin F. McLaughlin to Succeed

Malcolm L. Gefter, Ph.D. as CEO and to Join the Board of Directors;

Dr. Gefter Will Remain as Chairman and Serve as Chief Scientific Officer

Waltham, MA — January 24, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that Kevin F. McLaughlin will succeed Malcolm L. Gefter, Ph.D., who is retiring as PRAECIS’ Chief Executive Officer.  Mr. McLaughlin has also been elected to serve as a member of PRAECIS’ Board of Directors.  Dr. Gefter will remain as Chairman of the Board and assume the newly created position of Chief Scientific Officer.  Dr. Gefter founded PRAECIS, and has served as Chairman since 1994 and Chief Executive Officer since 1996.   Mr. McLaughlin joined PRAECIS in 1996 and served as Chief Financial Officer until September 2004, when he was appointed President and Chief Operating Officer.

By establishing the position of Chief Scientific Officer, the Company will continue to benefit from Dr. Gefter’s years of industry experience.  In this role, Dr. Gefter will focus on advising the Company’s research and development group on key projects, including the continued development and potential partnering of the Company’s Direct Select™ technology platform.  In addition, Dr. Gefter will continue to play an important role advising the clinical development teams and evaluating clinical trial data.  Dr. Gefter will also continue to assist the Company on a variety of strategic business matters.  Mr. McLaughlin will have responsibility for all operations of the Company.

Commenting on these management changes, Dr. Gefter stated, “During my time as Chief Executive Officer, PRAECIS has achieved many significant milestones, including bringing a compound from early stage discovery to product approval.  I am proud of PRAECIS’

achievements to date and I look forward to continued involvement with the Company as the Chairman of the Board, and in my role as Chief Scientific Officer.  The entire Board and I believe that Kevin is an excellent choice to take the Company forward and capitalize on our opportunities.  Kevin has been a key member of PRAECIS’ management team for the past eight years and has consistently demonstrated his leadership and dedication to the Company.  We are confident that Kevin will be instrumental in moving PRAECIS towards commercial success.”

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.